EXHIBIT 99.1

                                  PRESS RELEASE
                                DECEMBER 5, 2003

NICOLET NATIONAL BANK ANNOUNCES PURCHASE OF REPUBLIC BANK BRANCH OFFICE IN MENOMINEE, MICHIGAN.

Green Bay, Wisconsin - December 5, 2003. Nicolet National Bank today announced they have purchased the Branch Office of Republic Bank located at 1015 10th Avenue, Menominee, Michigan. Republic Bank is a subsidiary of Republic Bancorp Inc. (NASDAQ: RBNC). The Menominee Branch will re-open on Monday, December 8, 2003 as Nicolet National Bank. The purchase gives Nicolet National Bank a presence in the Michigan market. "The move into Menominee is a natural extension of our commitment to the Marinette/Menominee market. We are excited about strengthening our position as a leading provider of financial services to both communities" said Robert B. Atwell, President and CEO of Nicolet National Bank. Kim Van Osdol will serve as Community Bank President in both locations for Nicolet National Bank, and as a commercial lender. Kim has been a banking executive in the Menominee/ Marinette area for over 20 years. Peggy Jenkins will serve as Manager of the Menominee Branch. Jason Thoune will be the Retail Lender responsible for mortgage and consumer lending. They will join the former Republic Bank staff in the Menominee location.

Nicolet National Bank is a subsidiary of Nicolet Bankshares, Inc., and is headquartered in Green Bay, Wisconsin. As of September 30, 2003, the company reported assets of $309 Million and currently has offices in Green Bay and Marinette, Wisconsin. The


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Nicolet Bank Trust Department has over $172 million of assets under management.

Information about Nicolet Bankshares, Inc. and Nicolet National Bank can be accessed at www.nicoletbank.com or by contacting Robert B. Atwell, President and
            -------------------
CEO or Michael E. Daniels, Executive Vice President and Secretary at (920) 430-1400.




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